Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
October 1, 2014

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES DIRECTOR HERBERT TYNER TO RETIRE AT YEAR-END

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) announced today that Herbert Tyner has decided to retire from the Board effective December 31, 2014. Mr. Tyner has served upon several committees of the Board of Directors, recently serving as a member of the Compensation and Capital & Investment Committees of the Board.

Mr. Tyner graduated from Ohio State University and was a founding member of Hartman & Tyner, Inc., a commercial and residential real estate development and management firm. Currently, Mr. Tyner serves as President of Hartman & Tyner, Inc. Mr. Tyner is a former member of the Beaumont Foundation Board and is currently a trustee of the Beaumont Health Systems, where he and his wife, Suzanne, sponsored the Suzanne and Herbert Tyner Center for Cardiovascular Interventions.

Robert S. Cubbin, President and Chief Executive Officer of Meadowbrook commented: "We are extremely grateful for Herb Tyner's contributions to the Company. Herb has been a trusted advisor and resource to me, and the Board of Directors. Herb has given the Company many years of loyal and dedicated service. We will miss his leadership a great deal. Everyone at Meadowbrook wishes him the best."

Robert H. Naftaly, Chairman of the Board, stated: "Herb Tyner has a keen business sense and has been a terrific resource to the Board of Directors over the years. Herb was a mentor to me, since I joined the Board of Directors in 2002 and we will miss the business, banking and investment guidance he has provided over the years. The Board of Directors thanks Herb for his many years of loyal and dedicated service."

About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

PR-1414